EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

May 26, 2026

Artelo Biosciences, Inc.

505 Lomas Sante Fe, Suite 160

Solano Beach, CA  92075

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (File Number 333-295537) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are delivering this supplemental opinion letter in connection with the Prospectus Supplement filed on May 26, 2026 (the “Prospectus Supplement”), by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $6,530,000 in shares of the common stock of the Company, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, an At the Market Offering Agreement between the Company and H.C. Wainwright & Co., LLC (“Manager”), dated May 26, 2026 (the “ATM Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the ATM Agreement.

In rendering the opinions set forth herein, we have reviewed the following:

1.	The ATM Agreement;

2.	The Registration Statement;

3.	The prospectus dated May 19, 2026;

4.	The Prospectus Supplement;

5.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

May 26, 2026

6.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

7.

Unanimous Written Consent of the Board of Directors of the Company, dated May 26, 2026 (the “Resolutions”), relating to the authorization of the ATM Agreement, and the issuance of the Shares, as certified by an officer of the Company as of the date hereof.

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above.  We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Shares.

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that when the ATM Committee of the Company’s Board of Directors has approved a Sales Notice and such Sales Notice has been delivered to Manager in accordance with the ATM Agreement, the Shares subject of such Sales Notice will be duly authorized and, when issued and paid for in accordance with the terms of the ATM Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL/JZUC